EXHIBIT 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2020 (“Effective Date”), by and between LHC Group, Inc., a Delaware corporation (“LHC” or the “Company”) and Donald D. Stelly (“Consultant”), each a “Party” and, collectively, the “Parties.”

WHEREAS, Consultant previously served as LHC’s President and Chief Operating Officer pursuant to an Amended and Restated Employment Agreement dated as of June 1, 2019 (the “Employment Agreement”);

WHEREAS, Consultant resigned from his employment with LHC pursuant to a Confidential Separation Agreement dated as of December 31, 2019 (the “Separation Agreement”); and

WHEREAS, LHC desires to retain the services of Consultant in accordance with the terms of this Agreement, and Consultant is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1.        Nature of Relationship and Services. LHC hereby engages Consultant as an independent contractor to serve as Special Advisor to LHC’s Chief Executive Officer and provide mutually-agreed upon consulting services on behalf of LHC (collectively, the “Consulting Services”). Consultant expressly agrees that he is an independent contractor, not an employee or agent of LHC. This Agreement is non-exclusive and does not constitute a guarantee of hours or amount of work.

2.        Term and Termination.

(a)	Initial Term. The initial term of this Agreement shall begin as of the Effective Date and shall remain in effect through December 31, 2021 (the “Initial Term”).

(b)	Renewal Option. LHC shall have the option to renew the term of this Agreement for successive twenty-four month periods (each a “Renewal Term”). LHC may exercise its option by delivering notice to Consultant at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term. The Initial Term along with any Renewal Term(s) are referred to herein as the “Term.”

(c)	On or after January 1, 2021, LHC may terminate this Agreement for any reason upon thirty (30) days prior written notice to Consultant. Consultant may only terminate this Agreement (i) for cause in the event of a breach by LHC of any material term hereof and the failure of LHC to institute reasonable action to cure such breach within sixty (60) days following the receipt of written notice of such breach from Consultant or, (ii) if LHC exercises its renewal option described in Section 2(b) above, by written notice to LHC after receipt of notice of such exercise at least 15 days prior to the commencement of the Renewal Term. Any termination described in Section 2(c)(ii) will be effective on the final day of the then-current Term.

3.        Independent Contractor. LHC shall file an Internal Revenue Service Form 1099-MISC (or equivalent form for independent contractor payments) with respect to Consultant that shall report the amount of compensation paid by LHC to Consultant for the Consulting Services rendered hereunder. Consultant shall be responsible for filing any and all other required state or federal income and self-employment tax returns and for paying all taxes with respect to such compensation. Consultant understands and agrees that because he is a self-employed independent contractor, LHC will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, workers’ compensation or disability insurance and will make no payments from such items on his behalf. Consultant further agrees and acknowledges that he shall have no power to enter into any contracts or commitments in the name of, or on behalf of, LHC, or to bind LHC in any respect whatsoever, and Consultant shall not act in a manner that suggests such authority or capacity in Consultant.

4.       Compensation. Consultant agrees to provide the Consulting Services described in this Agreement in exchange for payment of fees and charges set forth in Exhibit A attached hereto and incorporated herein by reference (“Consulting Fees”).

5.       Expense Reimbursement. LHC will reimburse Consultant for reasonable business expenses directly related to Consultant’s performance of the Consulting Services hereunder (including coach travel expenses and mileage reimbursement at the applicable Federal mileage rate), provided that (a) LHC approves such expenses in advance; and (b) Consultant submits accurate reports and receipts documenting such expenses. During the Term, LHC will provide, at LHC’s expense and consistent with the Company’s polices for its executives, Consultant with a cellular telephone and home computer along with reasonable IT/IS support services.

6.        Right to Materials and Return of Materials. All records, files, software, memoranda, reports, customer lists, drawings, plans, sketches, documents, technical information and the like (together with all copies of such documents and things) relating to the business of LHC (including without limitation the Company), which Consultant shall use or prepare or come in contact with in the course of or as a result of its engagement under this Agreement, shall remain the sole property of LHC and shall be returned to LHC upon the expiration of this Agreement.

7.        Restrictions on Conduct of Consultant.

(a)       General. Consultant and the Company understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Consultant’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Consultant hereby acknowledges that Consultant has received good and valuable consideration for the restrictions set forth in this Section 7 in the form of the compensation and benefits provided for herein. Consultant hereby further acknowledges that the restrictions set forth in this Section 7 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. In addition, the Parties acknowledge that: (A) Consultant’s services under this Agreement require unique expertise and talent in the provision of Competitive Services; (B) pursuant to this Agreement, Consultant will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement to abide by the covenants set forth in this Section 7; (C) due to Consultant’s unique experience and talent, the loss of Consultant’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (D) Consultant is capable of competing with the Company; and (E) Consultant is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

Therefore, Consultant shall be subject to the restrictions set forth in this Section 7.

(b)       Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms: “Competitive Services” means (A) the business of providing healthcare services through home nursing agencies, hospices, or community based/private duty/personal care agencies; (B) management, consulting and advisory activities relating to any of the services described in (A); and (C) governmental relations or lobbying activities regarding any of the services described in (A) above.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of this Agreement for any reason whatsoever or any earlier date (during the Term) of an alleged breach of the Restrictive Covenants by Consultant.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company or its affiliates at any time within six (6) months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

“Restricted Period” means the Term plus twelve (12) months; provided, however, if this Agreement is terminated by Consultant pursuant to Section 2(c)(ii), then “Restricted Period” means the Term plus twenty-four (24) months.

“Restricted Territory” means the geographical territories described on Exhibit B hereto. The Company and Consultant agree that Exhibit B shall be periodically reviewed and updated as necessary to maintain a current and complete description of the geographic territories in which the Company does business.

“Restrictive Covenants” means the restrictive covenants contained in Section 7(c) hereof.

“Third Party Information” means confidential or proprietary information subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret includes (1) any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law and (2) the structure, operation, tools, processes and workflow of the Company’s operating methods and systems, including the Service Value Points (SVPTM) system and the Lifeline® system except to the extent specifically disclosed in US Patent Nos. 7,505,916 and 7,844,473.

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s or its affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Consultant (either solely or jointly with others) during the Term.

(c)       Restrictive Covenants.

(i)       Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Consultant understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Consultant’s own use. Accordingly, Consultant hereby agrees that Consultant shall not, directly or indirectly, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Consultant shall not, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the Term and at all times after the date that this Agreement terminates for any reason, Consultant shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Consultant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Consultant shall not be restricted from disclosing Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or other legal process, Consultant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Consultant.

Consultant acknowledges that any and all Confidential Information is the exclusive property of the Company and agrees to deliver to the Company on the Determination Date, or at any other time the Company may request in writing, any and all Confidential Information which he may then possess or have under his control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.

(ii)       Nonsolicitation of Protected Employees. Consultant understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Consultant’s own use. Accordingly, Consultant hereby agrees that during the Restricted Period, Consultant shall not directly or indirectly on Consultant’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.

(iii)       Restriction on Relationships with Protected Customers. Consultant understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Consultant’s own use. Accordingly, Consultant hereby agrees that, during the Restricted Period, Consultant shall not, without the prior written consent of the Company, directly or indirectly, on Consultant’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer located in the Restricted Territory for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall not apply to the conduct of general advertising activities.

(iv)       Noncompetition with the Company. In consideration of the compensation and benefits being paid and to be paid by the Company to Consultant hereunder, Consultant understands and agrees that, during the Restricted Period and within the Restricted Territory, he shall not, directly or indirectly, carry on or engage in Competitive Services on his own or on behalf of any Person, or any Principal or Representative of any Person; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Consultant of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act. Consultant acknowledges that the Restricted Territory is reasonable because the Company carries on and engages in Competitive Services throughout the Restricted Territory and that in the performance of his duties for the Company he is charged with operating on the Company’s behalf throughout the Restricted Territory.

(v)       Ownership of Work Product. Consultant acknowledges that the Work Product belongs to the Company or its affiliates and Consultant hereby assigns, and agrees to assign, all of the Work Product to the Company or its affiliates. Any copyrightable work prepared in whole or in part by Consultant in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Consultant hereby assigns and agrees to assign to the Company or such affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Consultant shall promptly disclose such Work Product and copyrightable work to the General Counsel of the Company and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm the Company’s or such affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(vi)       Third Party Information. Consultant understands that the Company and its affiliates will receive Third Party Information. During the Term and thereafter, and without in any way limiting the provisions of Section 7(c)(i) above, Consultant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by a member of the Board of Directors in writing.

(vii)       Intellectual Property Protection. Consultant shall not institute or actively participate, directly or indirectly, as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding to invalidate or limit the scope of any intellectual property claim, including any trade secret, trademark copyright or patent claim, owned by Company or obtain a ruling that any such claim is invalid, unenforceable or not patentable. Consultant's failure to comply with this provision will constitute a material breach of this Agreement.

(d)       Enforcement of Restrictive Covenants.

(i)       Rights and Remedies Upon Breach. In the event Consultant breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Consultant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii)       Severability of Covenants. Consultant acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Section 7 shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Consultant in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(iii)       Reformation. The Parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The Parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

8.        Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation contained herein shall be valid unless in writing signed by both Parties. Notwithstanding the foregoing, specifications of services to be rendered by Consultant permitted pursuant to Section 2 herein shall not constitute a modification of the Agreement.

9.        Construction of the Agreement and Binding Effect. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all terms and conditions of this Agreement shall be construed under and governed by the laws of the State of Louisiana.

10.       HIPAA Requirements. To the extent this Agreement involves Protected Health Information, as defined in the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, Consultant shall agree to the obligations set forth in the Business Associate Agreement set forth in Exhibit B attached hereto and incorporated herein by reference.

11.       Entire Agreement; Assignment. This Agreement contains the complete understanding concerning the consulting arrangement between the parties. The obligations and rights set forth in this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns; provided, however, that Consultant shall have no right to delegate Consultant’s obligations under this Agreement.

12.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIOANLLY BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LHC:	LHC GROUP, INC.

	By:	/s/ Keith G. Myers
Keith G. Myers, Chief Executive Officer

Date:

CONSULTANT:	DONALD D. STELLY

	By:	/s/ Donald D. Stelly
Donald D. Stelly

Date:

EXHIBIT A

Consulting Fee. LHC shall pay Consultant or his designee a monthly consulting fee in the amount of Twenty Eight Thousand Three Hundred and Thirty Three Dollars ($28,333) per month for Consulting Services rendered during the Term, payable in arrears. LHC shall make said monthly payment no later than the 15th day of the month.

Equity Award. On January 1, 2020, LHC shall grant to Consultant an initial grant of restricted stock having a grant date value of One Million Five Hundred Thousand ($1,5000,000)(the “Initial Stock Grant”). If LHC exercises its option in accordance with Section 2(b) above, on January 1 of each first year of a Renewal Term, LHC shall grant to Consultant an additional grant of restricted stock having a grant date value of One Million Five Hundred Thousand ($1,5000,000)(each a “Renewal Stock Grant”). The Initial Stock Grant along with any Renewal Stock Grant(s) are referred to herein as “Restricted Stock Grants.” Each Restricted Stock Grant shall vest in five equal annual installments on January 1 each year beginning on the first anniversary of the grant date, subject to (i) Consultant’s continued provision of Consulting Services during the Term pursuant to this Agreement, and (ii) Consultant’s compliance with restrictive covenants set forth in the Employment Agreement, the Separation Agreement and Section 7 of this Agreement. Notwithstanding the foregoing, the vesting of each Restricted Stock Grant will accelerate and become vested upon (i) the termination of this Agreement due to Consultant’s death or Disability (as such term is defined in the LHC Group, Inc. 2010 Long Term Incentive Plan) or (ii) upon the termination of this Agreement by the Company within twenty-four (24) months of a Change of Control (as such term is defined in the LHC Group, Inc. 2010 Long Term Incentive Plan).

Use of Company-Owned Aircraft. Consultant shall be eligible to use Company-owned aircraft for personal use for up to thirty (30) flight hours per calendar year, pursuant to an Aircraft Time Sharing Agreement dated as of the date of this Agreement, and subject to the terms and conditions set forth therein.

EXHIBIT B

BUSINESS ASSOCIATE AGREEMENT

I.	Definitions.

A.	The following terms used in this Business Associate Agreement (“Agreement”) shall have the same meaning as those terms in the HIPAA Rules: Breach, Data Aggregation, Designated Record Set, Disclosure, Health Care Operations, Individual, Minimum Necessary, Notice of Privacy Practices, Protected Health Information (“PHI”), Required by Law, Secretary, Security Incident, Subcontractor, Unsecured Protected Health Information (“Unsecured PHI”), and Use.

B.	Specific definitions:

1.	Business Associate. “Business Associate” shall generally have the same meaning as the term “business associate” as set forth in 45 CFR § 160.103, and in reference to the Party to this Agreement, shall mean Donald D. Stelly.

2.	Covered Entity. “Covered Entity” shall generally have the same meaning as the term “covered entity” as set forth in 45 CFR § 160.103, and in reference to the Party to this Agreement, shall mean LHC Group, Inc. and its affiliates.

3.	HIPAA Rules. “HIPAA Rules” shall mean the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Health Information Technology for Economic and Clinical Health (HITECH) Act provisions of the American Recovery and Reinvestment Act of 2009, and its implementing regulations, the Privacy, Security, Breach Notification and Enforcement Rules at 45 CFR Part 160 and Part 164, as such regulations may be amended from time to time.

II.	Obligations and Activities of Business Associate as to Protected Health Information.

A.	Use and Disclosure of Protected Health Information. Business Associate may use and/or disclose PHI only as Required by Law, permitted under this Agreement, or to the extent necessary to perform Business Associate's obligations under the agreement setting forth the business arrangement between the Covered Entity and the Business Associate (the “Underlying Agreement”). Business Associate shall use the Minimum Necessary PHI to accomplish the purposes of each Use or Disclosure of PHI hereunder in compliance with the requirements of 45 C.F.R. §164.502(b).

B.	Health Information Safeguards. Business Associate shall develop, implement, maintain and use appropriate safeguards that comply with Subpart C of 45 C.F.R. Part 164 and reasonably and appropriately protect the confidentiality, integrity, security and availability of electronic PHI and prevent Use or Disclosure of any PHI other than as provided for by this Agreement or the Underlying Agreement. Business Associate shall implement administrative, physical and technical safeguards for Electronic PHI that it creates, receives, maintains or transmits on behalf of Covered Entity, including without limitation, compliance with each of the Standards and Implementation Specifications of 45 C.F.R. §164.308 (Administrative Safeguards), 45 C.F.R. §164.310 (Physical Safeguards), 45 C.F.R. §164.312 (Technical Safeguards) and 45 C.F.R. §164.316 (Policies and Procedures and Documentation Requirements).

C.	Reporting. Business Associate shall report to Covered Entity any Security Incident or any Use or Disclosure of PHI not authorized by this Agreement or the Underlying Agreement of which it becomes aware, including incidents that constitute Breaches of Unsecured PHI, as required at 45 CFR § 164.410. Business Associate shall make the report to Covered Entity's Privacy Officer within 5 business days after Business Associate learns of such unauthorized Use or Disclosure. Business Associate's report shall at least: (a) identify the nature of the unauthorized Use or Disclosure; (b) identify the PHI used or disclosed; (c) identify who is responsible for the unauthorized Use or Disclosure; (d) identify what Business Associate has done or shall do to mitigate any deleterious effect of the unauthorized Use or Disclosure; (e) identify what corrective action Business Associate has taken or shall take to prevent future similar unauthorized Use or Disclosure; and (f) provide such other information, including a written report, as reasonably requested by Covered Entity's Privacy Officer. Business Associate shall notify Covered Entity in writing promptly upon the discovery of any Breach of PHI in accordance with 45 C.F.R. § 164.410, but in no case later than 30 calendar days after discovery. A privacy risk assessment will be conducted to determine whether the Business Associate or Covered Entity has the obligation to report the breach to the patient(s), OCR, and/or the media, as required by the HIPAA Rules.

D.	Subcontractors and Agents. In accordance with 45 CFR §§ 164.502 (e)(1)(ii) and 164.308(b)(2), if applicable, Business Associate shall ensure that any Subcontractors and agents that create, receive, maintain, or transmit PHI on behalf of the Business Associate agree to the same restrictions, conditions, and requirements that apply to the Business Associate with respect to such information. Business Associate shall be liable for any Breach caused by its Subcontractors and agents.

E.	Mitigation of Disclosure of PHI. Business Associate shall take reasonable measures to mitigate, to the extent practicable, any harmful effect known to Business Associate of any Use or Disclosure of PHI by Business Associate or its Subcontractors or agents in violation of the requirements of this Agreement or the Underlying Agreement. Without limiting the generality of the foregoing, Business Associate shall cure any violation in accordance with 45 C.F.R. § 160.410(b)

F.	Access to Health Information by Individuals. Business Associate shall make available to Covered Entity, within five (5) business days of request, PHI held in a Designated Record Set as necessary for Covered Entity to respond to an Individual's request for access to PHI. In the event any Individual or personal representative requests access to the Individual’s PHI or Health Information directly from Business Associate, Business Associate shall forward to Covered Entity any and all requests by the Individual to access such records. Business Associate shall establish procedures providing for such access that at a minimum comply with 45 CFR § 164.524.

G.	Correction of Health Information. Business Associate shall, as directed or agreed to by the Covered Entity, promptly amend or correct PHI held in a Designated Record Set or take other measures necessary to satisfy Covered Entity’s obligations in accordance with the requirements of 45 C.F.R. § 164.526. In the event an Individual delivers the request for an amendment or correction directly to Business Associate, Business Associate shall promptly forward such request to Covered Entity within five (5) business days.

H.	Accounting of Disclosures. Business Associate shall implement an appropriate recordkeeping system and document its disclosures of PHI in a manner sufficient for the Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528. Covered Entity shall designate the time and manner in which Business Associate shall provide the accounting of its disclosures to Covered Entity. In the event an Individual delivers the request for an accounting directly to Business Associate, Business Associate shall promptly forward such request to Covered Entity within five (5) business days.

I.	Availability of Books and Records. To the extent the Business Associate is to carry out one or more of the covered entity’s obligation(s) under Subpart E of 45 CFR Part 164, Business Associate shall comply with the requirements of Subpart E that apply to the Covered Entity in the performance of such obligation(s). Business Associate shall make its internal practices, books and records relating to the Use and Disclosure of PHI received from or on behalf of Covered Entity available to Covered Entity and to the Secretary for the purpose of determining compliance by Covered Entity or Business Associate with the requirements of the HIPAA Rules.

III.	Permitted Uses and Disclosures by Business Associate.

A.	Business Associate may only use or disclose PHI as permitted by law, as set forth in the Underlying Agreement or as designated specifically by this Agreement. Business Associate is not authorized to de-identify patient information in accordance with 45 CFR 164.514(a)-(c) without written approval by the Covered Entity.

B.	Business Associate agrees to make Uses and Disclosures and requests for PHI consistent with Covered Entity’s minimum necessary policies and procedures. Without limiting the generality of the foregoing, Covered Entity will provide, and Business Associate will request, no more than, the Minimum Necessary amount of PHI required for the performance of Business Associate’s services under the Underlying Agreement.

C.	The Business Associate may not use or disclose PHI in a manner that would violate Subpart E of 45 CFR Part 164 if done by the Covered Entity, except for the specific Uses and Disclosures set forth below, and Covered Entity will not request Business Associate to do so.

D.	Business Associate may use PHI for the proper management and administration of the Business Associate or to carry out the legal responsibility of the Business Associate.

E.	Business Associate may disclose PHI for the proper management and administration of Business Associate or to carry out the legal responsibilities of the Business Associate, provided the disclosures are Required by Law, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that the information will remain confidential and used for the purposes for which it was disclosed to the person, and the person notifies Business Associate of any instances of which it is aware in which confidentiality of the information has been breached.

F.	Business Associate shall not use PHI to provide Data Aggregation services except as permitted by the Underlying Agreement or with the prior written authorization of the Covered Entity.

IV.	Obligations of Covered Entity.

A.	Covered Entity shall notify Business Associate of any limitation(s) in the Notice of Privacy Practices of Covered Entity under 45 CFR 164.520, to the extent that such limitation may affect Business Associate’s use or disclosure of PHI.

B.	Covered Entity shall notify Business Associate of any changes in, or revocation of, the permission by an Individual to use or disclose his or her protected information, to the extent that such changes may affect Business Associate’s use or disclosure of PHI.

C.	Covered Entity shall notify Business Associate of any restriction on the use or disclosure of PHI that Covered Entity has agreed to or is required to abide by under 45 CFR 164.522, to the extent that such restriction may affect Business Associate’s use or disclosure of PHI.

V.	Term and Termination.

A.	Term. The Term of this Agreement shall be effective as of the date of the Underlying Agreement and shall terminate on the termination date of the Underlying Agreement, or on the date the Covered Entity terminates for cause as authorized by paragraph (b) of this Paragraph, whichever is sooner.

B.	Termination for Cause or Breach. Upon the Covered Entity’s knowledge of a material breach of this Agreement by Business Associate, Covered Entity shall: (1) provide an opportunity for Business Associate to cure the breach or end the violation, and terminate the Business Relationship and this Agreement and the Underlying Agreement if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity; or (2) if feasible, immediately terminate the Business Relationship and this Agreement and the Underlying Agreement if Business Associate has breached a material term of this Agreement and cure is not possible. Covered Entity shall have the right to terminate this Agreement and the Underlying Agreement if it determines, in its sole discretion, that Business Associate has breached any material provision of this Agreement or violated any provision contained in the HIPAA Rules. Covered Entity may exercise this right by providing written notice to the breaching Party of termination, and the termination shall be effective immediately or at such other date specified by the Covered Entity in such notice.

C.	Return or Destruction of Health Information.

1.	Except as otherwise provided in this Paragraph, upon termination, cancellation, expiration or other conclusion of this Agreement, Business Associate shall return to Covered Entity or destroy all PHI in whatever form or medium (including in any electronic media under Business Associate's custody or control), that Business Associate received from or on behalf of Covered Entity, including any copies of and any PHI or compilations derived from and allowing identification of such PHI. Business Associate shall complete such return or destruction as promptly as possible, but not later than 30 days after the effective date of the termination, cancellation, expiration or other conclusion of this Agreement. Within such 30-day period, Business Associate shall certify in writing to Covered Entity that such return or destruction has been completed. In the event that Business Associate determines that returning or destroying the PHI is not feasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Business Associate shall extend the protections of this Agreement to such PHI and limit further Uses and Disclosures of PHI to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such PHI.

2.	If the Business Associate is required to use or disclose PHI for its own management and administration or to carry out its legal responsibilities and the Business Associate needs to retain PHI for such purposes, Business Associate shall:

a)	Retain only that PHI which is necessary for Business Associate to continue its proper management and administration or to carry out its legal responsibilities;

b)	Return to Covered Entity or destroy the remaining PHI that the Business Associate still maintains in any form;

c)	Continue to use appropriate safeguards and comply with Subpart C of 45 CFR Part 164 with respect to electronic PHI to prevent use or disclosure of the PHI other than as provided for in this Paragraph, for as long as the Business Associate retains the PHI;

d)	Not use or disclose the PHI retained by the Business Associate other than for the purposes for which such protected health information was retained and subject to the same conditions set out in Paragraphs III. D. and E. above, which applied prior to termination; and

e)	Return to Covered Entity, or destroy, the PHI retained by Business Associate when it is no longer needed by Business Associate for its proper management and administration or to carry out its legal responsibilities.

3.	Continuing Obligations. Business Associate's obligation to protect PHI and Health Information received from or on behalf of Covered Entity shall be continuous and shall survive any termination, cancellation, expiration or other conclusion of this Agreement or the Underlying Agreement.

VI.	Miscellaneous.

A.	Regulatory References. A reference in this Agreement to a section in the HIPAA Rules means the section as in effect or as amended.

B.	Ownership of PHI. The PHI to which Business Associate, or any agent or contractor or subcontractor of Business Associate has access under this Agreement shall be and remains the property of Covered Entity.

C.	Amendment. The Parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for compliance with the requirements of the HIPAA Rules and any other applicable law.

D.	Interpretation. Any ambiguity in this Agreement and the underlying Agreement shall be interpreted to permit compliance with the HIPAA Rules.

E.	Injunctive Relief. Notwithstanding any rights or remedies provided for in this Agreement or the underlying Agreement, Covered Entity retains all rights to seek injunctive relief to prevent or stop the inappropriate Use or Disclosure of PHI directly or indirectly by Business Associate without the need to post bond.

F.	Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and will be deemed to have been given when actually delivered (by whatever means) to the Party designated to receive such notice, or on the next business day following the day sent by overnight courier with delivery confirmation, or on the third (3rd) business day after the same is sent by certified United States mail, postage and charges prepaid, directed to the individuals at the addresses noted below, or to such other or additional address as any Party might designate by written notice to the other Party.

EXHIBIT C

Restricted Territory

The Restricted Territory shall include the following counties and parishes in the states where the Company and its subsidiaries and affiliates conduct business:

ALABAMA

Autauga, Baldwin, Barbour, Bibb, Blount, Bullock, Butler, Calhoun, Chambers, Chilton, Choctaw, Clarke, Clay, Cleburne, Coffee, Colbert, Conecuh, Coosa, Covington, Crenshaw, Cullman, Dale, Dallas, DeKalb, Elmore, Escambia, Etowah, Fayette, Franklin, Geneva, Greene, Hale, Henry, Houston, Jackson, Jefferson, Lamar, Lauderdale, Lawrence, Lee, Limestone, Lowndes, Macon, Madison, Marengo, Marion, Marshall, Mobile, Monroe, Montgomery, Morgan, Perry, Pickens, Pike, Randolph, Russell, Shelby, St. Clair, Talladega, Tallapoosa, Tuscaloosa, Walker, Washington, Wilcox, Winston

ARIZONA

Cochise, Coconino, Gila, La Paz, Maricopa, Mohave, Navajo, Pima, Pinal, Santa Cruz, Yavapai

ARKANSAS

Arkansas, Ashley, Baxter, Benton, Boone, Bradley, Calhoun, Carroll, Clark, Cleburne, Cleveland, Columbia, Conway, Craighead, Crawford, Crittenden, Cross, Dallas, Drew, Faulkner, Franklin, Fulton, Garland, Grant, Greene, Hempstead, Hot Spring, Howard, Independence, Izard, Jackson, Jefferson, Johnson, Lafayette, Lawrence, Lee, Lincoln, Little River, Logan, Lonoke, Madison, Marion, Miller, Mississippi, Monroe, Montgomery, Nevada, Newton, Ouachita, Perry, Phillips, Pike, Poinsett, Polk, Pope, Prairie, Pulaski, Randolph, Saline, Scott, Searcy, Sebastian, Sevier, Sharp, St. Francis, Stone, Union, Van Buren, Washington, White, Woodruff, Yell

CALIFORNIA

Butte, Glenn, Merced, San Joaquin, Shasta, Stanislaus, Tehama

COLORADO

Adams, Alamosa, Arapahoe, Boulder, Broomfield, Conejos, Costilla, Denver, Douglas, El Paso, Elbert, Huerfano, Jefferson, Larimer, Lincoln, Logan, Morgan, Rio Grande, Saguache, Teller, Washington, Weld

CONNECTICUT

Fairfield, Hartford, Litchfield, Middlesex, New Haven, New London, Tolland, Windham

FLORIDA

Alachua, Baker, Bay, Bradford, Brevard, Broward, Calhoun, Citrus, Charlotte, Clay, Collier, Columbia, DeSoto, Dixie, Duval, Escambia, Flagler, Franklin, Gadsen, Gilchrist, Glades, Gulf, Hamilton, Hardee, Hendry, Hernando, Highlands, Hillsborough, Holmes, Indian River, Jackson, Jefferson, Lafayette, Lake, Lee, Leon, Levy, Liberty, Madison, Manatee, Marion, Martin, Nassau, Okaloosa, Okeechobee, Orange, Osceola, Palm Beach, Pasco, Pinellas, Polk, Putnam, St. John’s, St. Lucie, Santa Rosa, Sarasota, Seminole, Sumter, Suwanee, Taylor, Union, Volusia, Wakulla, Walton, Washington

GEORGIA

Atkinson, Baker, Banks, Barrow, Bartow, Ben Hill, Berrien, Brooks, Bryan, Bulloch, Butts, Carroll, Catoosa, Chatham, Chattooga, Cherokee, Clarke, Clayton, Clinch, Cobb, Colquitt, Cook, Coweta, Crisp, Dade, Dawson, Decatur, Dekalb, Dougherty, Douglas, Echols, Effingham, Fannin, Fayette, Floyd, Forsyth, Franklin, Fulton, Gilmer, Gordon, Grady, Gwinnett, Habersham, Hall, Haralson, Harris, Heard, Henry, Irwin, Jackson, Lanier, Lee, Liberty, Long, Lowndes, Lumpkin, Madison, McIntosh, Meriwether, Mitchell, Murray, Muscogee, Newton, Oconee, Paulding, Pickens, Pike, Polk, Rabun, Rockdale, Screven, Spalding, Stephens, Thomas, Tift, Towns, Troup, Turner, Union, Walker, Walton, Ware, White, Whitfield, Wilcox, Worth

IDAHO

Ada, Bannock, Bear Lake, Benewah, Bingham, Blaine, Boise, Bonner, Bonneville, Butte, Camas, Canyon, Caribou, Cassia, Clark, Custer, Elmore, Franklin, Freemont, Gem, Gooding, Jefferson, Jerome, Kootenai, Lemhi, Lincoln, Madison, Minidoka, Oneida, Owyhee, Power, Shoshone, Teton, Twin Falls

ILLINOIS

Alexander, Bond, Bureau, Calhoun, Cass, Champaign, Christian, Clark, Clay, Clinton, Coles, Cook, Crawford, Cumberland, Dewitt, Douglas, DuPage, Edgar, Edwards, Effingham, Fayette, Ford, Franklin, Fulton, Gallatin, Greene, Grundy, Hamilton, Hardin, Henry, Iroquois, Jackson, Jasper, Jefferson, Jersey, Johnson, Kane, Kankakee, Knox, Lake, Lasalle, Lawrence, Lee, Livingston, Logan, Macon, Macoupin, Madison, Marion, Marshall, Mason, Massac, McHenry, Mclean, Menard, Mercer, Monroe, Montgomery, Morgan, Moultrie, Peoria, Perry, Piatt, Pope, Pulaski, Putnam, Randolph, Richland, Rock Island, Saline, Sangamon, Scott, Shelby, St. Clair, Stark, Tazewell, Union, Vermillion, Wabash, Washington, Wayne, White, Whiteside, Will, Williamson, Woodford

INDIANA

Adams, Allen, Bartholomew Blackford, Boone, Brown, Carroll, Cass, Clark, Clinton, Crawford, Daviess, Dearborn, Decatur, DeKalb, Delaware, Dubois, Elkhart, Fayette, Floyd, Franklin, Fulton, Gibson, Grant, Hamilton, Hancock, Harrison, Hendricks, Henry, Howard, Huntington, Jackson, Jay, Jefferson, Jennings, Johnson, Know, Know, Kosciusko, LaGrange, Lawrence, Madison, Marion, Martin, Marshall, Martin, Miami, Monroe, Montgomery, Morgan, Noble, Ohio, Orange, Owen, Perry, Perry, Pike, Posey, Pulaski, Putnam, Randolph, Ripley, Rush, St. Joseph, Scott, Spencer, Shelby, Steuben, Switzerland, Tippecanoe, Tipton, Union, Vanderburgh, Wabash, Warrick, Washington, Wayne, Wells, White, and Whitley

KENTUCKY

Allen, Anderson, Bullitt, Boone, Bourbon, Boyle, Breckinridge, Butler, Caldwell, Campbell, Carroll, Casey, Christian, Clark, Clinton, Crittenden, Cumberland, Daviess, Edmonson, Estill, Fayette, Franklin, Fulton, Garrard, Grayson, Green, Hancock, Hardin, Harrison, Hart, Henderson, Henry, Hickman, Hopkins, Jessamine, Kenton, Jefferson, LaRue, Lee, Lincoln, Livingston, Logan, Lyon, Madison, Marshall, Meade, Mercer, Metcalfe, McCreary, McLean, Monroe, Montgomery, Nelson, Nicholas, Ohio, Oldham, Owen, Powell, Pulaski, Rockcastle, Russell, Scott, Shelby, Simpson, Spencer, Taylor, Todd, Trigg, Trimble, Union, Warren, Wayne, Webster, Woodford

LOUISIANA

Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn

MARYLAND

Anne Arundel, Baltimore, Jurisdiction of Baltimore City, Calvert, Caroline, Carroll, Cecil, Charles, Dorchester, Frederick, Harford, Howard, Kent, Montgomery, Prince George’s, Queen Anne’s, St. Mary’s, Talbot, Washington, Wicomico, Worcester.

MASSACHUSETTS

Middlesex, Norfolk, Suffolk, Worcester, Franklin, Hampshire, Hampden, Barnstable, Bristol, Plymouth, Essex - NH counties Cheshire, Hillsborough, Rockingham, Stafford, Merrimack, Sullivan, Bleknap, Carroll, Grafton, and Coos

MICHIGAN

Baraga, Delta, Dickinson, Houghton, Keweenaw, Marquette, Menominee, Ontonagon, Schoolcraft

MISSISSIPPI

Adams, Amite, Attala, Benton, Calhoun, Carroll, Chickasaw, Choctaw, Claiborne, Clarke, Clay, Coahoma, Copiah, Covington, Desoto, Forrest, Franklin, George, Greene, Grenada, Hancock, Harrison, Hinds, Holmes, Humphreys, Issaquena, Itawamba, Jackson, Jasper, Jefferson, Jefferson Davis, Jones, Kemper, Lafayette, Lamar, Lauderdale, Lawrence, Leake, Lee, Leflore, Lincoln, Lowndes, Madison, Marion, Marshall, Monroe, Montgomery, Neshoba, Newton, Noxubee, Oktibbeha, Panola, Pearl River, Perry, Pike, Pontotoc, Quitman, Rankin, Scott, Sharkey, Simpson, Smith, Stone, Sunflower, Tallahatchie, Tate, Tippah, Tunica, Union, Walthall, Warren, Washington, Wayne, Webster, Winston, Yalobusha, Yazoo

MISSOURI

Audrain, Barry, Barton, Bollinger, Boone, Butler, Callaway, Camden, Cape Girardeau, Carter, Cedar, Christian, Cole, Cooper, Crawford, Dade, Dallas, Dent, Douglas, Dunklin, Franklin, Gasconade, Greene, Hickory, Howell, Iron, Jasper, Jefferson, Lawrence, Laclede, Lincoln, Marion, Maries, McDonald, Miller, Mississippi, Moniteau, Monroe, Montgomery, Morgan, New Madrid, Newton, Osage, Ozark, Pemiscot, Phelps, Pike, Pulaski, Polk, Ralls, Randolph, Reynolds, Scott, Shelby, St. Charles, St. Francis, St. Louis, St. Louis City, Stoddard, Stone, Taney, Texas, Warren, Washington, Wayne, Webster, Wright

NEW HAMPSHIRE

Cheshire, Hillsborough, Rockingham, Stafford, Merrimack, Sullivan, Belknap, Carroll, Grafton, and Coos

NEW JERSEY

Atlantic, Bergen, Cape May, Essex, Hudson, Lydhurst, Morris, North Arlington, Ocean, Passaic, Rutherford, Winslow Township

NEW YORK

Allegany, Bronx, Cattaraugus, Chautaugua, Erie, Delaware, Dutchess, Genessee, Greene, Niagara, Orange, Orleans, Putnam, Rockland, Sullivan, Ulster, Westchester, Wyoming

NEVADA

Carson City, Churchill, Douglas, Lyon, Storey, Washoe

NORTH CAROLINA

Alamance, Alexander, Avery, Beaufort, Bertie, Bladen, Buncombe, Burke, Caldwell, Caswell, Catawba, Chatham, Cherokee, Clay, Cleveland, Columbus, Craven, Cumberland, Duplin, Durham, Edgecombe, Franklin, Gaston, Graham, Granville, Greene, Guilford, Halifax, Harnett, Haywood, Henderson, Hertford, Hoke, Iredell, Jackson, Johnston, Jones, Lee, Lenoir, Lincoln, Macon, Madison, Martin, McDowell, Mecklenburg, Mitchell, Montgomery, Moore, Nash, Northampton, Orange, Pender, Person, Pitt, Polk, Randolph, Robeson, Rockingham, Rutherford, Sampson, Swain, Transylvania, Union, Vance, Wake, Warren, Wayne, Wilson, Yancey

OHIO

Adams, Allen, Ashland, Ashtabula, Athens, Auglaize, Belmont, Brown, Butler, Carroll, Champagne, Clark, Clermont, Clinton, Columbiana, Coshocton, Crawford, Cuyahoga, Darke, Defiance, Delaware, Erie, Fairfield, Fayette, Franklin, Fulton, Gallia, Geauga, Green, Guernsey, Hamilton, Hancock, Harrison, Hardin, Henry, Highland, Hocking, Holmes, Huron, Jackson, Jefferson, Knox, Lake, Lawrence, Licking, Logan, Lorain, Lucas, Madison, Mahoning, Marion, Medina, Meigs, Mercer, Miami, Monroe, Montgomery, Morgan, Morrow, Muskingum, Noble, Ottawa, Paulding, Perry, Pickaway, Pike, Portage, Predble, Richland, Ross, Sandusky, Seneca, Scioto, Shelby, Stark, Summit, Trumbull, Tuscarawas, Union, Van Wert, Vinton, Warren, Washington, Wayne, Williams, Wood, Wyandot

OKLAHOMA

Custer, Washita, Mayes, Oklahoma, Kay, Woodward

OREGON

Benton, Clackamas, Douglas, Jackson, Josephine, Linn, Marion, Multnomah, Polk, Washington, Yamhill

PENNSYLVANIA

Adams, Allegheny, Armstrong, Beaver, Bedford, Berks, Bradford, Bucks, Blair, Butler, Carbon, Cambria, Centre, Chester, Clarion, Clearfield, Clinton, Columbia, Cumberland, Dauphin, Delaware, Fayette, Franklin, Fulton, Greene, Huntingdon, Indiana, Jefferson, Juniata, Lackawanna, Lancaster, Lebanon, Lehigh, Luzerne, Lycoming, Mercer, Mifflin, Monroe, Montgomery, Montour, Mifflin, Northampton, Northumberland, Perry, Poke, Schuylkill, Snyder, Somerset, Sullivan, Susquehanna, Tioga, Union, Washington, Wayne, Westmoreland, Wyoming, York

RHODE ISLAND

Bristol, Kent, Newport, Providence, Washington

SOUTH CAROLINA

Abbeville, Aiken, Allendale, Anderson, Bamberg, Barnwell, Beaufort, Berkeley, Calhoun, Charleston, Cherokee, Chester, Chesterfield, Clarendon, Colleton, Darlington, Dillon, Dorchester, Edgefield, Fairfield, Florence, Georgetown, Greenville, Greenwood, Hampton, Horry, Jasper, Kershaw, Lancaster, Laurens, Lee, Lexington, Marion, Marlboro, McCormick, Newberry, Oconee, Orangeburg, Pickens, Richard, Richland, Saluda, Spartanburg, Sumter, Union, Williamsburg, York

TENNESSEE

Anderson, Bedford, Benton, Bledsoe, Blount, Bradley, Campbell, Cannon, Carroll, Carter, Cheatham, Chester, Claiborne, Clay, Cocke, Coffee, Crockett, Cumberland, Davidson, Decatur, Dekalb, Dickson, Dyer, Fayette, Fentress, Franklin, Gibson, Giles, Grainger, Greene, Grundy, Hamblen, Hamilton, Hancock, Hardeman, Hardin, Hawkins, Haywood, Henderson, Henry, Hickman, Hopkins, Houston, Humphreys, Jackson, Jefferson, Johnson, Knox, Lake, Lauderdale, Lawrence, Lewis, Lincoln, Loudon, Macon, Madison, Marion, Marshall, Maury, McMinn, McNairy, Meigs, Monroe, Montgomery, Moore, Morgan, Obion, Overton, Perry, Pickett, Polk, Putnam, Rhea, Roane, Robertson, Rutherford, Scott, Sequatchie, Sevier, Shelby, Smith, Stewart, Sullivan, Sumner, Tipton, Trousdale, Unicoi, Union, Van Buren, Warren, Washington, Wayne, Weakley, White, Williamson, Wilson

TEXAS

Anderson, Andrews, Angelina, Aransas, Armstrong, Atascosa, Bandera, Bee, Bexar, Blanco, Borden, Bowie, Briscoe, Caldwell, Camp, Carson, Cass, Castro, Cherokee, Collin, Comal, Cooke, Crane, Crosby, Dallas, Dawson, Deaf Smith, Delta, Denton, Donley, Duval, Ector, Ellis, Erath, Fannin, Floyd, Franklin, Freestone, Frio, Garza, Glasscock, Gray, Grayson, Gregg, Guadalupe, Hale, Hall, Hardin, Harrison, Hartley, Hays, Henderson, Hockley, Hood, Hopkins, Houston, Howard, Hunt, Hutchinson, Jefferson, Jim Wells, Johnson, Kaufman, Kendall, Kleberg, Lamar, Lamb, Liberty, Limestone, Live Oak, Loving, Lubbock, Lynn, Marion, Martin, Medina, Midland, Montague, Moore, Morris, Nacogdoches, Nueces, Oldham, Orange, Panola, Parker, Pecos, Polk, Potter, Rains, Randall, Reagan, Red River, Reeves, Refugio, Rockwall, Rockwell, Rusk, San Augustine, San Jacinto, San Patricio, Shelby, Smith, Somervell, Swisher, Tarrant, Terry, Titus, Tyler, Upshur, Upton, Van Zandt, Ward, Wilson, Winkler, Wise, Wood

VIRGINIA

Bedford, Bedford City, Bland, Botetourt, Buchanan, Carroll, Craig, Culpeper, Danville City, Fauquier, Floyd, Franklin, Galax City, Giles, Grayson, Henry, Loudoun, Martinsville City, Montgomery, Patrick, Pittsylvania, Prince William, Pulaski, Rappahannock, Roanoke, Roanoke City, Russell, Smyth, Tazewell, Wythe

WASHINGTON

Adams, Clallam, Cowlitz, Ferry, Grant, Grays Harbor, Jefferson, King, Lewis, Lincoln, Mason, Pacific, Pend Oreille, Pierce, Snohomish, Spokane, Stevens, Thurston, Wahkiakum

WEST VIRGINIA

Barbour, Boone, Braxton, Cabell, Calhoun, Doddridge, Fayette, Gilmer, Grant, Greenbrier, Hampshire, Hardy, Harrison, Jackson, Kanawha, Lewis, Lincoln, Logan, Marion, Marshall, Mason, McDowell, Mercer, Mingo, Monongalia, Monroe, Nicholas, Ohio, Pendleton, Pleasants, Pocahontas, Preston, Putnam, Raleigh, Randolph, Ritchie, Roane, Summers, Taylor, Tucker, Tyler, Upshur, Wayne, Webster, Wetzel, Wirt, Wood, Wyoming

WISCONSIN

Adams, Brown, Barron, Buffalo, Calumet, Chippewea, Clark, Dodge, Door, Dunn, Eau Claire, Fond Du Lac, Green Lake, Jefferson, Juneau, Kenosha, Kewaunee, LaCrosse, Manitowoc, Marathon, Marinette, Menomonee, Milwaukee, Monroe, Oconto, Outagamie Ozaukee, Pierce, Pepin, Racine, Rock, Shawano, Sheboygan, St, Croix, Trempealeau, Vernon, Walworth, Waupaca, Washington, Waushara, Waukesha, Winnebago, Wood